SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 1)1


                         Meditech Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    58491310
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 3, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)
          |X|  Rule 13d-1(c)
          |_|  Rule 13d-1(d)

                                    --------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

CUSIP No. 58491310                      13G                   Page 1 of 4 Pages
------------------                                            -----------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          IMMUNE NETWORK RESEARCH LTD.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          BRITISH COLUMBIA, CANADA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                         10,000,000 (includes 10,000,000 shares issuable under
   SHARES                     an option exercisable within 60 days of
                              February 3, 2000).
BENEFICIALLY   _________________________________________________________________
               6.   SHARED VOTING POWER
  OWNED BY
                              N/A
    EACH       _________________________________________________________________
               7.   SOLE DISPOSITIVE POWER
  REPORTING         10,000,000 (includes 10,000,000 shares issuable under
                              an option exercisable within 60 days of
   PERSON                     February 3, 2000).
               _________________________________________________________________
    WITH       8.   SHARED DISPOSITIVE POWER

                              N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            ITEM 1(A).NAME OF ISSUER:

                         Meditech Pharmaceuticals, Inc.


           ITEM 1(B).ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                            10105 E. Via Linda, #103
                            Scottsdale, Arizona 85258


                        ITEM 2(A).NAME OF PERSON FILING:

                          Immune Network Research Ltd.


     ITEM 2(B).ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                               3650 Wesbrook Mall
                              Vancouver, BC V6S 2L2


                             ITEM 2(C).CITIZENSHIP:

                            British Columbia, Canada


                     ITEM 2(D).TITLE OF CLASS OF SECURITIES:

                                  Common Stock


                             ITEM 2(E).CUSIP NUMBER:

                                    58491310

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable

        (a)    [ ] Broker or Dealer registered under Section 15 of the
                   Exchange Act;

        (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c)    [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Exchange Act;

        (d)    [ ] Investment Company registered under Section 8 of the
                   Investment Company Act;

        (e)    [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

        (f)    [ ] An employee benefit plan or endowment fund in
                   accordance with Rule 13d- 1(b)(1)(ii)(F);

        (g)    [ ] A parent holding company or control person in accordance with Rule 13d - 1(b)(ii)(G);

        (h)    [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

        (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


        If this statement is filed pursuant to Rule 13d-1(c),
        check this box.                                                    [x]

ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned:

               10,000,000 shares (includes 10,000,000 shares of an option exercisable within 60 days of February 3, 2000).

         (b)   Percent of class:

               7.2% (based on 10,000,000 shares issuable under an option exercisable within 60 days of February 3, 2000 for which beneficial ownership of is reported in this schedule and 139,353,432 shares outstanding as of November 30, 1999 (which includes 129,353,432 shares outstanding as of November 30, 1999 and 10,000,000 shares issuable under the option for which beneficial ownership of is being reported in this schedule))

         (c)   Number of shares as to which such person has:

         (i) Sole Power to vote or to direct the vote 10,000,000 (INCLUDES 10,000,000 SHARES ISSUABLE UNDER AN OPTION EXERCISABLE WITHIN 60 DAYS OF FEBRUARY 3, 2000).

         (ii)  Shared Power to vote or to direct the vote 0 SHARES.

         (iii) Sole Power to dispose or to direct the disposition of 10,000,000 (INCLUDES 10,000,000 SHARES OF AN OPTION EXERCISABLE WITHIN 60 DAYS OF FEBRUARY 3, 2000).

         (iv)  Shared Power to vote or to direct the vote 0 SHARES.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  FEBRUARY 10, 2000
                                           --------------------------------
                                                       (Date)


                                              /S/ DR. ALLEN BAIN
                                           --------------------------------
                                                     (Signature)

                                           Dr. Allen Bain/President and
                                           Chief Executive Officer of
                                           Immune Network Research Ltd.
                                           --------------------------------
                                                     (Name/Title)